Pricing Sheet relating to Preliminary Pricing Supplement No. 164
Registration Statement No. 333-131266
Dated December 20, 2006
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies

January 2007
Currency-Linked Capital-Protected Notes due July 31, 2009
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi + Hungarian forint + Indian rupee + Mexican peso + Turkish lira

P R I C I N G T E R M S - J an u a r y 2 4, 2 0 0 7
Issue Price:	$1,000 per note (See “Commissions and Issue Price” below)
Principal Amount:	$1,000 per note
Aggregate Principal Amount:	$16,430,000
Pricing Date:	January 24, 2007
Original Issue Date (Settlement):	January 31, 2007
Maturity:	July 31, 2009
Coupon:	None
Maturity Redemption Amount:	$1,000 plus the supplemental redemption amount (if any).
Supplemental Redemption Amount:	• if the Basket Performance is less than, or equal to, zero, $0; or
• if the Basket Performance is greater than zero, the greater of:
➢ $250; and
➢ $1,000 times (x) the Basket Performance times (y) the Participation Rate
Basket Currency, Weighting and	Basket Currency	Weighting	Initial Exchange Rate
Initial Exchange Rate:
	Brazilian real	16.6666%	2.2186
	Chinese renminbi	16.6666%	7.7755
	Hungarian forint	16.6666%	195.41
	Indian rupee	16.6666%	44.23
	Mexican peso	16.6666%	10.9521
	Turkish lira	16.6666%	1.4124
Basket Performance:	The Basket Performance will equal the sum of the performance values for each of the basket currencies as determined on the Valuation Date
Valuation Date:	July 22, 2009
Participation Rate:	200%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	617446B65
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to Public(2)	Agent’s Commissions(1) (2)	Proceeds to Company
	Per note	100%	1.50%	98.50%
	Total	$16,430,000	$246,450	$16,183,550

(1)	For additional information, see “Plan of Distribution” in the preliminary prospectus supplement.
(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $995 per note. See “agent’s commissions” on page 1 of the preliminary pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 164 dated December 20, 2006
Prospectus Supplement dated January 25, 2006
Prospectus Dated January 25, 2006